Exhibit 10.29

Second Amendment to Employment Agreement

This Second Amendment to Employment Agreement (“Agreement”), dated March 15, 2013, by and between Daleco Resources Corporation, a Nevada corporation, with its principal place of business at 17 Wilmont Mews, 5th Floor, West Chester, Pennsylvania 19382 (“Company”) and Richard W. Blackstone, an individual, whose address is 4846 Sarasota Drive, Hillard, Ohio 43026-9098 (“Blackstone”)(hereinafter, the Company and Blackstone are sometimes collectively referred to as the “Parties” and individually as a “Party”).

Background

WHEREAS, the Company and Blackstone entered into an Employment Agreement dated October 4, 2006 (“Base Agreement”); and

WHEREAS, the Base Agreement was extended in accordance with its terms in accordance with Paragraph 3 thereof, through January 19, 2009; and

WHEREAS, by letter dated January 19, 2009, the Company and Blackstone elected to amend Blackstone’s relationship with the Company so that Blackstone became a part-time independent contractor performing the duties of Chief Accounting Officer of the Company (First Amendment) (“Amended Employment Agreement”); and

WHEREAS, in his role as the Chief Accounting Officer of the Company, the Company is in arrears of its obligations to Blackstone in a total amount equal to $187,403 at September 30, 2012 (“Outstanding Remuneration”); and

WHEREAS, in his role as the Chief Accounting Officer of the Company, the Company paid Blackstone during February 2013 for his services for October 2012 and November 2012; and

WHEREAS, in his role as the Chief Accounting Officer of the Company, the Company and Blackstone hereby agree that the Company owes Blackstone for services for the months of December 2012, January 2013, and February 2013 in a total amount of Twenty Thousand Five Hundred Dollars ($20,500) (“2013 Remuneration”); and

WHEREAS, the Parties are desirous of entering into an Agreement for the satisfaction of the Outstanding Remuneration and the 2013 Remuneration.

NOW THEREFORE, intending to be legally bound hereby and in consideration of the covenants herein contained, the Parties hereto agree as follows:

1.           Incorporation by Reference. The Parties incorporate herein in its entirety the Background section as though it was set forth at length herein.

2.           Remuneration.

2.1.          The Company shall pay Blackstone the 2013 Remuneration of Twenty Thousand Five Hundred Dollars ($20,500) within two (2) business days of the execution by the Parties of this Second Amendment.

2.2.          Within five (5) days of the Closing of the Far East Investment, LLC, Stock Purchase Agreement (“SPA”), the Company will pay Blackstone Forty Thousand Dollars ($40,000). The remainder of the Outstanding Remuneration (“Residual Amount”) shall be paid to Blackstone as follows:

2.3.          The Company shall pay Blackstone not less than Five Thousand Dollars ($5,000) per month towards the satisfaction of the Residual Amount on or before the tenth of each month commencing April 10, 2013. Any unpaid balance at March 31, 2015 shall be paid on or before April 10, 2015.

2.4.          The Company shall pay all invoices submitted by Blackstone for services performed on behalf of the Company commencing with services for March 2013 in accordance with his Amended Employment Agreement within fifteen (15) days of receipt the invoice.

3.           Prepayment.

3.1.          To the extent permitted in a financing greater than Five Million Dollars ($5 Million) or the sale of assets resulting in net revenues to the Company of Five Million Dollars ($5 Million) or more, the Company will satisfy the remaining Residual Account.

3.2.          The Company has the right to prepay in whole or in part the unpaid portion of the Residual Amount outstanding from time to time.

3.3.        Blackstone agrees that for so long as the Company is not in default of payments due under Article 2 and Paragraphs 3.1 and 3.2 above Blackstone shall have no right to demand payment of the unpaid balance of the outstanding Residual Amount existing from time to time through April 10, 2015.

4.           Events of Default.

4.1.        The following shall constitute an Event of Default under this Agreement.

4.1.1.  the failure by Company to pay any amount due hereunder when due, in which such failure is not remedied in full within 15 days written notice from Blackstone;

4.1.2.  the commencement by the Company of a voluntary case under the Federal Bankruptcy Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy, insolvency or other similar law (in each such case unless such petition for relief shall have been withdrawn within 30 days of its filing), or the consent by it to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or for any substantial part of its property;

4.1.3.  the entry of a decree or order for relief by a court having jurisdiction in the premises in respect of the Company in an involuntary case under the Federal Bankruptcy Code, as now or hereafter constituted or hereafter amended, or any other applicable federal or state bankruptcy, insolvency or other similar law, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Company or for any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of thirty (30) consecutive days; and

4.1.4.  the liquidation, dissolution or winding up of the Company, a sale of all or substantially all the assets of the Company, or a merger of the Company with and into another entity, or of another entity with and into the Company, where the holders of a majority of the Company’s voting securities prior to such merger hold less than a majority of the voting securities of the entity surviving such merger.

4.2.         Notice of Event of Default.

4.2.1.  The Company shall give Blackstone prompt written notice of the occurrence of an “Event of Default” as set forth in Paragraph 4.1 above.

5.          Remedies in the Event of Default. At any time after an Event of Default has occurred and has not been cured or waived within the applicable grace period, Blackstone may, in addition to any right or remedy he may have at law or in equity, declare the unpaid portion of the Residual Amount Remuneration then due and owing, plus any other amount due and owing under Article 2 above to be immediately due and payable, without presentment, demand, protest or other notices of any kind.

6.           Stand Still.

6.1.          The Parties agree that for so long as an Event of Default has not occurred or, should an Event of Default have occurred and has been cured or waived within the applicable grace period, Blackstone shall take no action to demand payment of the unpaid portion of the Residual Amount or other payment obligation of the Company under Article 2 hereof through April 10, 2015, and that the payments made pursuant to Articles 2 and 3 hereof shall be Blackstone’s sole remedy hereunder.

7.           Miscellaneous.

7.1.          Notices. Any notice required hereby shall be in writing, shall be effective upon receipt, may be sent by facsimile transmission, or original document by hand delivery, overnight courier or certified mail, return receipt requested, postage prepaid to the address set forth below. The original of any notice sent by facsimile transmission shall be delivered to the addressee by the close of the business day next following the date of the facsimile transmission.

All notices shall be sent to:

If to the Company:

Daleco Resources Corporation

17 Wilmont Mews, 5th Floor

West Chester, PA 19382

FAX NO: 610-429-0818

ATTN: Gary J. Novinskie

E-mail: gnovinskie@dalecoresources.com

With a copy to:

Ehmann, Van Denbergh & Trainor, P.C.

Two Penn Center Plaza, Suite 220

1500 John F. Kennedy Boulevard

Philadelphia, PA 19102

FAX NO: 215-851-9820

ATTN: C. Warren Trainor

E-mail: wtrainor@evt.net

If to Employee:

Richard Blackstone

4846 Sarasota Drive

Hilliard, OH 43026-9098

FAX NO: 614-876-4326

E-mail: rwblackstone@sbcglobal.net

With a copy to:	James G. Ryan

Bailey Cavalieri LLC

10 West Broad Street

Suite 2100

Columbus, OH 43215

FAX NO: 614-221-0479

E-Mail:Jamie.ryan@baileycavalieri.com

Any party may change its address for notice by giving the other party ten (10) days notice of such change.

7.2.          Entire Agreement. This Agreement constitutes the full and complete agreement of the Parties with respect to the subject matter of this Agreement. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings other than those expressly set forth herein. This Agreement supersedes all prior negotiations, agreements and understandings between the Parties, whether written or oral, with respect to the subject matter of this Agreement.

7.3.          No Party Drafter. The Parties hereto agree that this Agreement is the product of negotiation between the Parties, that counsel during its negotiations has represented each and that neither Party shall be deemed the drafter hereof.

7.4.          Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania without giving effect to conflict of laws provisions.

7.5.          Severability of Provision. It is specifically understood and agreed that any breach of the provisions of this Agreement by any person subject hereto will result in irreparable injury to the other Parties hereto, that the remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedies which they may have, such other Parties may enforce their respective rights by actions for specific performance (to the extent permitted by law). Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be deemed prohibited or invalid under such applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, and such prohibition or invalidity shall not invalidate the remainder of such provision or the other provisions of this Agreement.

7.6.          Survival of Provisions. The provisions of this Agreement set forth in Paragraphs 1 though 7 shall survive the termination or non-renewal of Blackstone’s employment with the Company.

7.7.          Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute the same Agreement.

[CONTINUED NEXT PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Daleco Resources Corporation

By:	/s/ MICHAEL D. PARRISH
Michael D. Parrish
Chief Executive Officer

By:	/s/ DAVID A. GRADY
David A. Grady
On behalf of the Compensation Committee

/s/ RICHARD W. BLACKSTONE
Richard W. Blackstone

-9-